IntelligenTek Corporation

Subsidiaries

1.   IntelligenTek Corporation (“ITC”) a California Corporation was incorporated on December 3, 2004 and operates in the state of California.

2.    IntelligenTek Taiwan, LLC.  This company operates in Taipei, Taiwan Republic of China.

There are no other subsidiaries.